Exhibit 99.1

Praxair Reports Second-Quarter 2011 Results

  Sales of $2.9 billion, 13% above prior-year quarter
  Diluted EPS of $1.38, up 16%
  Record project backlog of $2.7 billion
  Return on capital 14.7%*
  Full-year 2011 diluted EPS guidance increased to $5.40 - $5.50. Third-quarter diluted EPS guidance of $1.35 to $1.40.

DANBURY, Conn.--(BUSINESS WIRE)--July 27, 2011--Praxair, Inc. (NYSE: PX) reported second-quarter net income and diluted earnings per share of $425 million and $1.38, 15% and 16% above the prior-year quarter, respectively.

Second-quarter sales were $2,858 million, 13% above the previous-year quarter. Sales increased across all geographic regions with continued strong growth from manufacturing, metals and chemicals markets. Sales rose 6% sequentially from the first quarter due primarily to higher volumes and price.

Operating profit in the second quarter was $627 million, up 15% from the prior-year quarter, reflecting higher volumes, higher price and cost savings from productivity programs.

The company generated cash flow from operations in the quarter of $573 million. Capital expenditures, primarily for new production plants under long-term contracts with customers, were $433 million. The company paid dividends of $151 million and purchased $205 million of stock, net of issuances. The after-tax return-on-capital ratio and return on equity for the quarter were 14.7% and 27.1%, respectively.”

Commenting on the financial results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “Our second-quarter results reflect continued strong growth in Asia and South America and moderate growth in North America. Our backlog of new projects under contract and construction reached a record level of $2.7 billion reflecting strong growth in energy markets and emerging economies. Earnings growth continues to outpace sales growth due to our unrelenting focus on pricing and productivity.

“Based on a continued, albeit modest, recovery in the second half of the year, we are increasing our guidance to $5.40 to $5.50.”

For the full year of 2011, Praxair expects sales in the area of $11.2 billion. Full-year capital expenditures are expected to be approximately $1.8 billion, and the effective tax rate is forecasted to be about 28%.

For the third quarter of 2011, Praxair expects diluted earnings per share in the range of $1.35 to $1.40.

Following is additional detail on second-quarter 2011 results by segment.

In North America, second-quarter sales were $1,371 million, up 7% from the prior-year quarter, due primarily to organic growth. Sales growth was strongest to manufacturing, chemicals and metals markets. Operating profit of $336 million grew 14% from the prior year due primarily to productivity, price and higher volumes.

In Europe, second-quarter sales were $367 million, up 10% from the prior year, primarily due to positive currency effects. Operating profit declined 5% from the prior-year quarter to $69 million due to lower volumes in packaged gases and margin pressures.

In South America, second-quarter sales of $611 million grew 25% versus the prior-year quarter. Excluding currency effects, sales grew 14% due primarily to higher on-site, merchant and packaged gas sales to manufacturing, metals and food and beverage markets and higher pricing. Operating profit was $139 million, 22% above the prior-year quarter, due to higher volumes, price, productivity and currency effects.

Sales in Asia were $341 million in the quarter, up 22% from the prior year driven by strong growth in China, India and Korea. Sales growth came from electronics, metals and chemical customers. Operating profit was $56 million, 27% above the prior-year quarter, due primarily to higher volumes and price.

Praxair Surface Technologies had second-quarter sales of $168 million, up 19% from the prior-year quarter. Sales growth came from higher industrial and aviation coatings volumes. Operating profit of $27 million in the quarter was 23% above the prior-year period due primarily to higher volumes.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2010 sales of $10 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s second-quarter results is being held this morning, July 27, 2011, at 11:00 am Eastern Time. The number is (617) 213-8059 -- Passcode: 84438158. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are also available.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010 (b	)

SALES (a)	$2,858	$2,527	$5,560	$4,955
Cost of sales	1,640	1,437	3,176	2,818
Selling, general and administrative	309	302	617	596
Depreciation and amortization	254	230	498	458
Research and development	23	19	45	37
Venezuela currency devaluation (b)	-	-	-	27
Other income (expense) - net	(5)	8	(6)	7
OPERATING PROFIT	627	547	1,218	1,026
Interest expense - net	36	29	71	61
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	591	518	1,147	965
Income taxes (b)	163	145	319	276
INCOME BEFORE EQUITY INVESTMENTS	428	373	828	689
Income from equity investments	11	8	20	15
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	439	381	848	704
Less: noncontrolling interests	(14)	(10)	(25)	(19)
NET INCOME - PRAXAIR, INC. (b)	$425	$371	$823	$685

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.40	$1.21	$2.71	$2.23

Diluted earnings per share (b)	$1.38	$1.19	$2.67	$2.20

Cash dividends	$0.50	$0.45	$1.00	$0.90

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	303,709	306,826	303,890	306,810
Diluted shares outstanding (000's)	308,253	311,109	308,460	311,251
(a)	Sales for the 2011 quarter and year-to-date periods increased $41 million and $53 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $125 million and $175 million, respectively, due to currency effects versus 2010.

(b)	The 2010 year-to-date period includes a first quarter charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. See appendix for non-GAAP measures which exclude the impact of this charge.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$80	$39
Accounts receivable - net	1,925	1,664
Inventories	450	399
Prepaid and other current assets	303	276
TOTAL CURRENT ASSETS	2,758	2,378

Property, plant and equipment - net	10,079	9,532
Goodwill	2,130	2,066
Other intangibles - net	127	132
Other long-term assets	1,316	1,166
TOTAL ASSETS	$16,410	$15,274

LIABILITIES AND EQUITY
Accounts payable	$885	$830
Short-term debt	403	370
Current portion of long-term debt	31	32
Other current liabilities	677	878
TOTAL CURRENT LIABILITIES	1,996	2,110

Long-term debt	5,685	5,155
Other long-term liabilities	1,959	1,864
TOTAL LIABILITIES	9,640	9,129

EQUITY
Praxair, Inc. shareholders' equity	6,400	5,792
Noncontrolling interests	370	353
TOTAL EQUITY	6,770	6,145
TOTAL LIABILITIES AND EQUITY	$16,410	$15,274

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010
OPERATIONS
Net income - Praxair, Inc.	$425	$371	$823	$685
Noncontrolling interests	14	10	25	19
Net income (including noncontrolling interests)	439	381	848	704

Adjustments to reconcile net income to net cash provided
by operating activities:
Venezuela currency devaluation, net of payments - pre-tax (a)	-	(1)	-	24
Deferred income taxes	48	54	82	100
Depreciation and amortization	254	230	498	458
Accounts receivable	(89)	36	(267)	(48)
Inventory	(33)	5	(50)	3
Payables and accruals	(10)	(28)	(153)	(28)
Pension contributions	(77)	(106)	(85)	(114)
Other	41	(35)	59	(80)
Net cash provided by operating activities	573	536	932	1,019

INVESTING
Capital expenditures	(433)	(325)	(767)	(613)
Acquisitions, net of cash acquired	(80)	(16)	(80)	(20)
Divestitures and asset sales	7	13	37	21
Net cash used for investing activities	(506)	(328)	(810)	(612)

FINANCING
Debt increase (decrease) - net	258	(383)	521	(27)
Issuances of common stock	65	33	142	55
Purchases of common stock	(270)	(50)	(485)	(140)
Cash dividends - Praxair, Inc. shareholders	(151)	(137)	(303)	(275)
Excess tax benefit on stock option exercises	23	8	41	13
Noncontrolling interest transactions and other	-	(6)	(1)	(11)
Net cash provided by (used for) financing activities	(75)	(535)	(85)	(385)

Effect of exchange rate changes on cash and
cash equivalents	2	(1)	4	(19)

Change in cash and cash equivalents	(6)	(328)	41	3
Cash and cash equivalents, beginning-of-period	86	376	39	45

Cash and cash equivalents, end-of-period	$80	$48	$80	$48
(a)	The charge of $27 million in the 2010 first quarter related to the Venezuela currency devaluation had no cash flow impact and is reflected as an adjustment to reconcile net income to net cash provided by operating activities. Also, this line includes cash payments of $2 million in the 2010 quarter, related to the 2008 cost reduction program.

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2011	2010	2011	2010
SALES
North America (a)	$1,371	$1,281	$2,705	$2,519
Europe (b)	367	335	710	673
South America (c)	611	490	1,169	948
Asia (d)	341	280	651	538
Surface Technologies (e)	168	141	325	277
Total sales	$2,858	$2,527	$5,560	$4,955

OPERATING PROFIT
North America (a)	$336	$294	$658	$571
Europe (b)	69	73	134	140
South America (c)	139	114	272	223
Asia (d)	56	44	102	78
Surface Technologies (e)	27	22	52	41
Segment operating profit	627	547	1,218	1,053
Venezuela currency devaluation	-	-	-	(27)
Total operating profit	$627	$547	$1,218	$1,026
(a)	North American 2011 sales for the quarter and year-to-date periods increased $19 million and $18 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $24 million and $45 million, respectively, due to currency effects versus 2010.

(b)	European 2011 sales for the quarter and year-to-date periods decreased $1 million and increased $1 million, respectively, due to cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $31 million and $22 million, respectively, due to currency effects versus 2010.

(c)	South American 2011 sales for the quarter and year-to-date periods increased $10 million and $13 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $52 million and $83 million, respectively, due to currency effects versus 2010.

(d)	Asian 2011 sales for the quarter and year-to-date periods increased $12 million and $18 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $10 million and $17 million, respectively, due to currency effects versus 2010.

(e)	Surface Technologies 2011 sales for the quarter and year-to-date periods increased $1 million and $3 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2010. Sales for the quarter and year-to-date periods increased $8 million, due to currency effects versus 2010.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2011		2010
	Q2	Q1	Q4 (b)	Q3	Q2	Q1 (b)
FROM THE INCOME STATEMENT
Sales	$2,858	$2,702	$2,623	$2,538	$2,527	$2,428
Cost of sales	1,640	1,536	1,492	1,444	1,437	1,381
Selling, general and administrative	309	308	301	299	302	294
Depreciation and amortization	254	244	240	227	230	228
Research and development	23	22	23	19	19	18
U.S. Homecare divestiture and Venezuela devaluation	-	-	58	-	-	27
Other income (expenses) – net	(5)	(1)	(4)	2	8	(1)
Operating profit	627	591	505	551	547	479
Interest expense - net	36	35	28	29	29	32
Income taxes	163	156	346	146	145	131
Income from equity investments	11	9	11	12	8	7
Net income (including noncontrolling interests)	439	409	142	388	381	323
Less: noncontrolling interests	(14)	(11)	(9)	(11)	(10)	(9)
Net income - Praxair, Inc.	$425	$398	$133	$377	$371	$314

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	1.38	$1.29	$0.43	$1.21	$1.19	$1.01
Cash dividends per share	$0.50	$0.50	$0.45	$0.45	$0.45	$0.45
Diluted weighted average shares outstanding (000's)	308,253	308,595	310,733	311,608	311,109	311,159

FROM THE BALANCE SHEET
Total debt	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Total capital (a)	12,889	12,375	11,702	11,407	10,793	11,134
Debt-to-capital ratio (a)	47.5%	47.2%	47.5%	44.5%	46.6%	48.5%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$573	$359	$290	$596	$536	$483
Capital expenditures	433	334	451	324	325	288
Acquisitions	80	-	14	114	16	4
Cash dividends	151	152	137	139	137	138

OTHER INFORMATION
After-tax return on capital (ROC) (a)	14.7%	14.4%	14.4%	14.7%	14.7%	13.6%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	27.1%	26.6%	26.4%	26.4%	27.4%	25.4%
Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) (a)	$892	$844	$814	$790	$785	$741
Debt-to-adjusted EBITDA ratio (a)	1.7	1.7	1.6	1.6	1.7	1.8
Number of employees	25,678	25,482	26,261	26,025	25,877	26,010

SEGMENT DATA
SALES
North America	$1,371	$1,334	$1,310	$1,282	$1,281	$1,238
Europe	367	343	339	322	335	338
South America	611	558	516	506	490	458
Asia	341	310	308	287	280	258
Surface Technologies	168	157	150	141	141	136
Total sales	$2,858	$2,702	$2,623	$2,538	$2,527	$2,428
OPERATING PROFIT
North America	$336	$322	$311	$314	$294	$277
Europe	69	65	68	59	73	67
South America	139	133	114	117	114	109
Asia	56	46	50	38	44	34
Surface Technologies	27	25	20	23	22	19
Segment operating profit	627	591	563	551	547	506
U.S. Homecare divestiture and Venezuela devaluation (b)	-	-	(58)	-	-	(27)
Total operating profit	$627	$591	$505	$551	$547	$479
(a)	Non-GAAP measure, see Appendix.

(b)	The fourth quarter 2010 includes: (i) a net tax charge of $250 million, or $0.80 per diluted share, related to a Spanish income tax settlement; (ii) a pre-tax charge of $58 million ($40 million after-tax, or $0.13 per diluted share) related to the U.S. Homecare divestiture; and (iii) a net repatriation tax benefit of $35 million, or $0.11 per diluted share. The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. Also, see the appendix for non-GAAP measures which exclude the impact of these items.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 fourth quarter Spanish income tax settlement, business divestiture and repatriation tax benefit and the 2010 first quarter Venezuela currency devaluation which helps investors understand underlying performance on a comparable basis.

	2011		2010
	Q2	Q1	Q4	Q3	Q2	Q1

Debt-to-Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Equity:
Praxair, Inc. shareholders' equity	6,400	6,165	5,792	5,991	5,452	5,398
Noncontrolling interests	370	372	353	339	315	332
Total equity	6,770	6,537	6,145	6,330	5,767	5,730
Total Capital	$12,889	$12,375	$11,702	$11,407	$10,793	$11,134

Debt-to-capital ratio	47.5%	47.2%	47.5%	44.5%	46.6%	48.5%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business.  ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Operating profit (a)	$627	$591	$563	$551	$547	$506
Less: income taxes (a)	(163)	(156)	(149)	(146)	(145)	(132)
Less: tax benefit on interest expense	(10)	(10)	(8)	(8)	(8)	(9)
Add: income from equity investments	11	9	11	12	8	7

Net operating profit after-tax (NOPAT)	$465	$434	$417	$409	$402	$372

Beginning capital	$12,375	$11,702	$11,407	$10,793	$11,134	$10,703
Ending capital	$12,889	$12,375	$11,702	$11,407	$10,793	$11,134
Average capital	$12,632	$12,039	$11,555	$11,100	$10,964	$10,919

ROC %	3.7%	3.6%	3.6%	3.7%	3.7%	3.4%

ROC % (annualized)	14.7%	14.4%	14.4%	14.7%	14.7%	13.6%

Return on Praxair, Inc. Shareholders' Equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective.   ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Net income - Praxair, Inc. (a)	$425	$398	$388	$377	$371	$340

Beginning Praxair, Inc. shareholders' equity	$6,165	$5,792	$5,991	$5,452	$5,398	$5,315
Ending Praxair, Inc. shareholders' equity	$6,400	$6,165	$5,792	$5,991	$5,452	$5,398
Average Praxair, Inc. shareholders' equity	$6,283	$5,979	$5,892	$5,722	$5,425	$5,357

ROE %	6.8%	6.7%	6.6%	6.6%	6.8%	6.3%

ROE % (annualized)	27.1%	26.6%	26.4%	26.4%	27.4%	25.4%

Adjusted EBITDA and Debt-to-Adjusted EBITDA Ratio - These measures are used by investors, financial analysts and management to assess a company's ability to meet it's financial obligations.

Net income - Praxair, Inc. (a)	$425	$398	$388	$377	$371	$340

Add: noncontrolling interests	14	11	9	11	10	9
Add: interest expense - net	36	35	28	29	29	32
Add: income taxes (a)	163	156	149	146	145	132
Add: depreciation and amortization	254	244	240	227	230	228
Adjusted EBITDA	$892	$844	$814	$790	$785	$741

Beginning total debt	$5,838	$5,557	$5,077	$5,026	$5,404	$5,055
Ending total debt	$6,119	$5,838	$5,557	$5,077	$5,026	$5,404
Average total debt	$5,979	$5,698	$5,317	$5,052	$5,215	$5,230

Debt-to-Adjusted EBITDA ratio	6.7	6.8	6.5	6.4	6.6	7.1

Debt-to-Adjusted EBITDA ratio (annualized)	1.7	1.7	1.6	1.6	1.7	1.8

(a) The following table presents adjusted amounts for Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., and Diluted EPS for the First and Fourth Quarter of 2010 and percentage change in Diluted EPS Guidance for the full year 2011.

		Fourth Quarter	First Quarter
		2010	2010
Adjusted Operating Profit and Operating Profit Margin *
Reported operating profit		$505	$479
Add: U.S. Homecare divestiture		58	-
Add: Venezuela currency devaluation		-	27
Adjusted operating profit		$563	$506

Reported sales		$2,623	$2,428
Adjusted operating profit margin		21%	21%

Adjusted Income Taxes *
Reported income taxes		$346	$131
Less: Spanish income tax settlement		(250)	-
Add: U.S. Homecare divestiture		18	-
Add: Repatriation tax benefit		35	-
Add: Venezuela currency devaluation		-	1
Total adjustments		(197)	1
Adjusted income taxes		$149	$132

Adjusted Effective Tax Rate *
Reported income before income taxes and equity investments		$477	$447
Add: U.S. Homecare divestiture		58	-
Add: Venezuela currency devaluation		-	27
Adjusted income before income taxes and equity investments		$535	$474

Adjusted income taxes (above)		$149	$132
Adjusted effective tax rate		28%	28%

Adjusted Net Income - Praxair, Inc. *
Reported net income - Praxair, Inc.		$133	$314
Add: Spanish income tax settlement		250	-
Add: U.S. Homecare divestiture		40	-
Less: Repatriation tax benefit		(35)	-
Add: Venezuela currency devaluation		-	26
Total adjustments		255	26
Adjusted net income - Praxair, Inc.		$388	$340

Adjusted Diluted EPS *
Diluted weighted average shares		310,733	311,159

Reported diluted EPS		$0.43	$1.01
Add: Spanish income tax settlement		0.80	-
Add: U.S. Homecare divestiture		0.13	-
Less: Repatriation tax benefit		(0.11)	-
Add: Venezuela currency devaluation		-	0.08
Total adjustments		0.82	0.08
Adjusted diluted EPS		$1.25	$1.09

Percentage Change in Full Year 2011 Diluted EPS
Guidance versus Adjusted 2010	Full Year 2011
	Low End	High End
2011 diluted EPS guidance	$5.40	$5.50

Reported 2010 diluted EPS	3.84	3.84
Add: Spanish income tax settlement	0.80	0.80
Add: Business divestiture	0.13	0.13
Less: Repatriation tax benefit	(0.11)	(0.11)
Add: Venezuela currency devaluation	0.08	0.08
Total adjustments	0.90	0.90
2010 Adjusted diluted EPS *	$4.74	$4.74

Percentage change from 2010	14%	16%

* Adjusted for non-GAAP adjustments to eliminate the impact of (i) 2010 fourth quarter U.S. Homecare divestiture charge; (ii) 2010 fourth quarter Spanish income tax settlement; (iii) 2010 fourth quarter repatriation tax benefit and (iv) 2010 first quarter Venezuela currency devaluation. See Praxair’s 2010 Annual Report on Form 10-K for additional information.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com